Exhibit 10.12

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

June 11, 2018

Kimberly Caldbeck

Dear Kimberly:

On behalf of the Board of Directors of Coursera, Inc. (the “Company”), I am pleased to offer you the position of Chief Marketing Officer, effective as of June 11, 2018 (the “Start Date”). You will initially report to the Company’s Chief Executive Officer, Jeff Maggioncalda.

1. Full Business Time and Effort. You shall devote your full business efforts and time to the Company and during your employment, you will not without the written consent of the CEO engage in any other employment, occupation, consulting, advisory, board membership, or other business activity directly or indirectly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

2. At Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time for any lawful reason, with or without Cause (as defined below), and with or without notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification or amendment, by implication or otherwise, of the at-will nature of your employment with the Company.

3. Cash Compensation. Your annual base salary will be $350,000, effective as of January 1, 2018, and payable in accordance with the Company’s normal payroll practices (as such may be increased from time to time, the “Base Salary”), less any payroll deductions and withholdings as are required by law, provided that you will receive a lump-sum payment for the difference between your prior base salary and your new base salary, less any payroll deductions and withholdings as are required by law, for the period from January 1, 2018 through June 30, 2018 You will initially be eligible to receive an annual cash bonus, with a target amount during each calendar year of the Company equal to 25% of the Base Salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based upon the achievement of performance objectives established by the CEO and subject to the terms of the applicable bonus plan(s). For calendar year 2018, your Target Bonus shall be not be pro-rated for the number of days in the calendar year during the period between your Start Date and December 31, 2018 but shall instead be determined for the full calendar year period; provided that in order to receive payment of any Actual Bonus, you must be employed by the Company on the last day of such calendar year to which such bonus relates and at the time bonuses are paid. Your Actual Bonus will be paid by the fifteenth day of the third month following your or the Company’s taxable year in which it is earned, whichever is later.

4. Expenses. The Company will pay or reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s established policies. You must be an employee of the Company on the date an expense is incurred and must submit a claim for reimbursement (including submitting to the Company proper documentation evidencing such incurred expenses) in accordance with the Company’s reimbursement policies.

5. Benefits. During your employment, you shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company with respect to other senior executives of the Company, including, without limitation, any Company group medical, dental, vision insurance and Section 401(k) plan and vacation policies. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

6. Equity Award. The Company will recommend to the Board of Directors that you be granted a stock option to purchase an aggregate of 850,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock as determined by the Board on the date of grant (the “Option”). The Option shall be a nonqualified stock option, except that to the maximum extent permitted under the Code (as defined below) such Option shall be an “incentive stock option”.

The Option shall vest over four years commencing on the Start Date (the “Vesting Commencement Date”) as follows: (i) 1/4th of the total number of shares underlying the Option shall vest on of the first anniversary of the Vesting Commencement Date and (ii) the balance shall vest in equal monthly installments of 1/48th of the shares over the next thirty-six months following the anniversary of the Vesting Commencement Date in each case subject to your continuous service to the Company as of the applicable vesting date. The Option shall be subject to the terms and conditions of the Company’s Stock Incentive Plan (the “Plan”) and a stock option agreement by and between you and the Company (the “Stock Option Agreement”). No right to any stock is earned or accrued until such time that vesting and exercise occurs, nor does the grant confer any right to continue vesting or employment.

Total Outstanding Options shall be defined as total outstanding unvested options from the initial Option and subsequent stock option grants.

7. Severance and Vesting Acceleration. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows: (a) you may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (“Constructive Termination”); (b) you may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”); (c) the Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”); and (d) the Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”). Notwithstanding anything to the contrary in this agreement, (i) any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed, and (ii) no payment will be made or become due to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

(a) Termination for Cause, Death or Disability, or Voluntary Termination. In the event you are subject to a Termination for Cause, in the event of your death or Disability (as defined below), or in the event of your Voluntary Termination or Constructive Termination not addressed in 7(c), you will be paid only (i) any earned but unpaid Base Salary and earned and accrued but unused vacation or paid time off (if applicable pursuant to the Company’s policies) and (ii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines (including submitting to the Company proper documentation evidencing such incurred expenses), in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

(b) Termination without Cause Not In Connection With a Change of Control. In the event of your Termination without Cause not in connection with a Change of Control (as defined below); provided that (except with respect to the Accrued Compensation) you deliver to the Company a signed general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your termination of employment, then, you shall be entitled to (i) your Accrued Compensation and (ii) a lump sum payment equal to the sum of (1) three months of your then current Base Salary, plus (2) an additional week of your then current Base Salary for every full year of employment you have had with the Company prior to such termination, payable on the first business day after the later of (1) the 10th day following your termination of employment, or (2) the expiration of any revocation periods and the satisfaction of any conditions required by you to make the Release effective, provided, that if such Termination without Cause occurs during the first twelve months after the Start Date, such lump sum payment shall be equal to six months of your then current Base Salary, and you shall also be entitled to accelerated vesting as to the number of shares that would have otherwise vested under the Total Outstanding Options during the six month period following such termination. In addition, upon your Termination at any time, upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for six (6) months following the Termination date (the “COBRA benefit”). You will remain responsible for, and must continue to pay, the portion of deductibles and co-payments, etc. that you would have paid had your employment continued.

(c) Termination without Cause or Constructive Termination In Connection With a Change of Control. In the event of your Termination without Cause or Constructive Termination in connection with a Change of Control that occurs within twelve (12) months following the Change of Control or three (3) months preceding the Change of Control provided that the actual Change of Control occurs;; provided that (except with respect to the Accrued Compensation) you deliver to the Company the signed Release and satisfy all conditions to make the Release effective and irrevocable within sixty (60) days following your termination of employment, then, (in lieu of any benefits pursuant to Section 7(b)), you shall be entitled to (i) your Accrued Compensation, (ii) accelerated vesting as to the lesser of (x) the number of shares that would have otherwise vested out of the Total Outstanding Options during the six month period following such termination (assuming that 1/48th of the shares would vest each month, without regard to any “cliff”) and (y) the then-unvested portion of the Total Outstanding Options, (iii) a lump sum payment equal to six months of your then current Base Salary, payable on the first business day after the later of (1) the 10th day following your termination of employment, or (2) the expiration of any revocation periods and the satisfaction of any conditions required by you to make the Release effective, and (iv) the COBRA benefit.

(d) Other Termination Provisions. Upon your termination for any reason and after giving effect to any acceleration that may apply under this Section 7, the Option shall cease vesting. For the avoidance of doubt, you will not be entitled to any severance in connection with a termination of your employment with the Company for any reason other than the severance and accelerated vesting of the Option on the terms set forth above in this Section 7.

8. Definitions. For the purposes of this agreement:

(a) “Cause” means (i) your material failure to perform your stated duties, and your inability or unwillingness to cure such failure to the reasonable satisfaction of the Company within 30 days following written notice of such failure to you from the Company; (ii) your material violation of a Company policy or material breach of any written agreement or covenant with the Company that concerns a significant issue or causes the Company tangible harm, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and you; (iii) your conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair your performance of your employment duties); (iv) your commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company; (v) your commission of any act of fraud or embezzlement; (vi) your commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or (vii) your willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees. You will be provided with notice and thirty calendar days opportunity to cure any event that is curable. The determination as to whether you are being terminated for Cause will be made in good faith by the Board and will be final and binding, except that you may challenge whether the termination was for “cause” in arbitration, other than with respect to a termination based on clause (iii) above.

(b) “Change of Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty (50%) percent of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a change in the composition of the Board, as a result of which the individuals who, on the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or (iv) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company, provided that, in each of cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change of Control if it also satisfies the requirements of a change of control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).

(c) “Disability” means a disability as defined in Section 22(e)(3) of the Code.

(d) “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a reduction by the Company of your Base Salary or Target Incentive Compensation as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to the vice presidents of the Company and the employees senior to vice presidents of the Company); or (ii) a relocation of your principal place of employment to a location that increases your one way commute by more than 50 miles; or (iii) a material diminution in the responsibilities, title, duties, and reporting lines of the employee, provided however, that if you are a senior executive officer of a division of the parent company following a Change of Control (with no material reduction of the level of your compensation or benefits), such new role does not constitute Good Reason; or (iv) any breach by the Company of this Agreement. In order for an event to qualify as “Good Reason,” you must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must resign within 90 days following the end of the Cure Period. Both parties, however, may mutually agree to extend this Cure Period.

9. Parachute Payments. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10. Section 409A. To the extent (a) any payments or benefits to which you become entitled under this agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11. Miscellaneous; Arbitration; Jury Trial Waiver. As a condition of your employment, you are also required to sign and comply with a Proprietary Information and Inventions Assignment Agreement (a “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under its then-applicable rules, (ii) YOU ARE WAIVING ANY AND ALL RIGHTS TO A JURY TRIAL BUT ALL COURT REMEDIES WILL BE AVAILABLE IN ARBITRATION, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) all JAMS fees and administrative charges shall be paid by the Company. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct.

All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

You and the Company recognize that this is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this agreement. Hence, in any construction to be made of this agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You acknowledge and agree that you have consulted with your own tax advisors with respect to any advice you may deem necessary or appropriate with respect to this agreement, that neither the Company nor any of its directors, officers, counsel, stockholders, or advisors has provided any tax advice to you or otherwise made any representations or guarantees to you with respect to the tax treatment of the bonus opportunity provided in this agreement, and that you have relied entirely on your own professional advisors as to these matters. The provisions of this agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this agreement.

This agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(Signature Page Follows)

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

To indicate your acceptance of the Company’s offer, please sign and date this agreement in the space provided below and return it to me. A duplicate original is enclosed for your records. This agreement, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and another officer of the Company designated by the Board. We look forward to working with you at Coursera, Inc.

COURSERA, INC.

/s/ Kimberly Caldbeck
Kimberly Caldbeck

By:	/s/ Shravanti Chakraborty
Name:	Shravanti Chakraborty
Title:	Head of People

DATE: June 11, 2018	DATE: 6/12/2018

Exhibit A

RELEASE

In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by Coursera, Inc., or any successor thereof (the “Company”) pursuant to my employment agreement with Company dated June 11, 2018 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”). The Release shall in no way abridge my rights to full and complete payment of the Benefits and the Release shall be void absent full payment of the Benefits. The Company shall pay me the Benefits on the Effective Date.

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

2. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in my Agreement.

3. I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any earned and accrued but unused vacation pay (if applicable pursuant to the Company’s policies), less applicable withholdings and deductions, earned through my termination date.

4. As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5. I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6. I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

9. Any controversy or claim arising out of or relating this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be resolved by binding arbitration in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. under its then-applicable rules. I agree that (i) I AM WAIVING ANY AND ALL RIGHTS TO A JURY TRIAL BUT ALL COURT REMEDIES WILL BE AVAILABLE IN ARBITRATION, (II) ALL DISPUTES SHALL BE RESOLVED BY A NEUTRAL ARBITRATOR WHO SHALL ISSUE A WRITTEN OPINION AND (III) THE ARBITRATION SHALL PROVIDE FOR ADEQUATE DISCOVERY.

10. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) calendar day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

11. In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

12. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13. The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with Section 7 of the Agreement.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee __________________, _____.

Executed this ______ day of ______________, ________.

Your Signature

Your Name (Please Print)

Agreed and Accepted:

Coursera, Inc.

By:

Date:

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